Exhibit 99.1 August 13, 2007
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Chris A. Karkenny Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE NAMES
CHIEF ACCOUNTING OFFICER AND CONTROLLER

        LAKE FOREST, CA…August 13, 2007…Apria Healthcare Group, Inc. (NYSE:AHG) today announced the appointment of Peter A. Reynolds, CPA, as Chief Accounting Officer and Controller, effective August 13, 2007. Mr. Reynolds will serve as the company’s principal accounting officer, replacing Alicia Price, who recently resigned.

        Mr. Reynolds joins Apria Healthcare from Skilled Healthcare Group, Inc., a Foothill Ranch, California-based public company, where he most recently served as Senior Vice President and Chief Accounting Officer.

        “We are very pleased to welcome Pete to Apria,” said Chris A. Karkenny, Executive Vice President and Chief Financial Officer of Apria Healthcare. “He brings more than 22 years of healthcare industry experience and demonstrated expertise in all areas of financial reporting. He is a great addition to our team.”

        Prior to his role at Skilled Healthcare, Mr. Reynolds was Senior Vice President, Corporate Controller of PacifiCare Health Systems, Inc. and earlier served there as a corporate controller for the insurer’s California operations. Additional experience includes serving as Director of Financial Reporting at Foundation Health Corporation; more than 11 years of public accounting experience at Deloitte & Touche and Ernst & Young, and service as a senior auditor for Blue Cross of California.

        A 1981 graduate of Oregon State University with a Bachelor of Science in Business Administration, Mr. Reynolds is also a Certified Public Accountant. He will be based in Apria Healthcare’s corporate headquarters in Lake Forest, California.

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        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 locations serving patients in all 50 states. With over $1.5 billion in annual revenues, it is one of the nation’s leading home healthcare companies.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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